Exhibit 99.1

Pomeroy IT Solutions, Inc.	Contact:
1020 Petersburg Road	Craig J. Propst, Vice President,
Hebron, KY 41048	Treasurer, and Interim CFO
859-586-0600	859-586-0600 x 1838
www.pomeroy.com	cpropst@pomeroy.com

Pomeroy IT Solutions, Inc. Reports Third Quarter 2008 Results

Hebron, KY – November 5, 2008 – Pomeroy IT Solutions, Inc. (NASDAQ:PMRY) an information technology ("IT") solutions provider with a comprehensive portfolio of hardware, software, technical staffing services, as well as infrastructure and lifecycle services, today reported third quarter revenue of $145.2 million and net income of $1.8 million, or $0.15 per fully diluted share.

“We are very pleased to announce our second consecutive quarter of increasing profitability for the year.  Our product margin percentages remained solid, but the volume of product sales declined sequentially and year over year due to purchase delays resulting from the challenging economic environment.  Our technical staffing and infrastructure services profitability was comparable on sequential basis while generating substantially higher gross profit amounts than in Q3 last year.  Our balance sheet remains strong reflecting $18.4 million of cash and equivalents with no outstanding debt, other than our floor plan financing, which positions our company well for opportunities that may materialize in the slowing economy.”  said Keith Coogan, CEO and President of Pomeroy IT Solutions.

CONSOLIDATED FINANCIAL RESULTS

Third Quarter Financial Results

Third Quarter 2008 versus Third Quarter 2007

Total Net Revenues: Total net revenues increased $815 thousand, or 0.6%, in the third quarter of fiscal 2008 as compared to the third quarter of fiscal 2007.  For the third quarters of fiscal 2008 and fiscal 2007, the net revenues were $145.2 million and $144.4 million, respectively.

Product revenue was $87.4 million and $96.5 million, respectively, for the third quarters of fiscal 2008 and fiscal 2007. Product revenue decreased $9.1 million, a decrease of 9.4% in the third quarter of fiscal 2008 as compared to the third quarter of fiscal 2007.  This decrease was primarily due to continued delays in product purchases and deployments in several financial services and manufacturing industry accounts as a result of the challenging economic environment.

Service revenue was $57.8 million in the third quarter of fiscal 2008 compared to $47.9 million in the third quarter of fiscal 2007, an increase of $9.9 million or 20.7% from fiscal 2007. The Company groups services revenue into Technical Staffing and Infrastructure Services. Technical Staffing Services support clients’ project requirements, ensures regulatory and customer compliance requirements and fulfills interim and permanent staffing requirements of the staffing projects.  Infrastructure Services helps clients optimize the various elements of distributed computing environments.  Encompassing the complete IT lifecycle, these services include desktop and mobile computing, server and network environments.

Technical Staffing revenue was $28.3 million and accounted for approximately 49.0% of total service revenues in the third quarter of fiscal 2008, compared to $19.9 million and 41.5% for the third quarter of fiscal 2007.  This increase is primarily the result of recognizing revenue for the gross billings on personnel which historically have been recorded as fee based services in our vendor management business, as the Company has shifted from the use of subcontractors to employees.

We experienced a sequential decline of $3.3 million in technical staffing revenue in the third quarter of fiscal 2008 as compared to the second quarter of fiscal 2008 as a result of the announcement made in June 2008 that we elected to not renew a technical staffing services contract with a major customer because the terms they required meant this business would not be profitable for our company. We anticipate a continued decrease in technical staffing revenue in subsequent quarters as a result.  We estimate technical staffing revenue will range between $9 million and $11 million in the fourth quarter of fiscal year 2008.

Infrastructure Service revenue was $29.5 million and accounted for approximately 51.0% of total service revenues in the third quarter of fiscal 2008, compared to $28.0 million and 58.5% for the third quarter of fiscal 2007. The increase in revenue is primarily the result of new service engagements started at the beginning of 2008, and incremental project related services during the quarter.

Gross Profit:  Gross profit was $18.3 million in the third quarter of fiscal 2008, compared to $14.9 million in the third quarter of 2007. Gross profit margin was 12.6% in the third quarter of fiscal 2008, compared to 10.3% in the third quarter of fiscal 2007.

Product gross profit was $8.5 million for the third quarter of fiscal 2008, compared to $9.1 million for the same period of fiscal 2007. The decrease in gross profit was due to decreased sales previously mentioned.  Product gross profit margin increased to 9.8% in the third quarter of fiscal 2008, compared to 9.5% for the same period of fiscal 2007. This increase in gross profit margin is due to increased rebates associated with improved tracking of OEM partner promotional initiatives, and targeting more profitable product segments such as networking, server, storage, and peripheral products.

Service gross profit was $9.7 million for the third quarter of fiscal 2008, compared to $5.8 million in the third quarter of fiscal 2007.  Service gross profit margin increased to 16.8% in the third quarter of fiscal 2008, compared to 12.1% for the same period of fiscal 2007.

Gross profit from Technical Staffing Services was $3.5 million for the third quarter of fiscal 2008, compared to $2.9 million for the third quarter of fiscal 2007.  This increase of $0.6 million is primarily due to increased use of higher-margin Pomeroy employees on staffing projects. Gross profit margin decreased to 12.3% in the third quarter of fiscal 2008 from 14.3% in the third quarter of fiscal 2007.  This decrease in gross margin is primarily the result of recognizing revenue at very low incremental margin for billings on subcontractor personnel which historically have been recorded as fee based services in our vendor management business.

Gross profit from Infrastructure Services was $6.2 million for the third quarter of fiscal 2008 compared to $2.9 million for the third quarter of fiscal 2007.  Gross profit margin increased to 21.2% in the third quarter of fiscal 2008 from 10.5% in the third quarter of fiscal 2007.  This increase in gross profit and margin is primarily the result of driving higher utilization of technical personnel, recent personnel reductions, and the renegotiation and/or termination of certain unprofitable contracts.

Operating Expenses

Total operating expenses were $16.2 million in the third quarter of 2008, compared to $118.3 million in the third quarter of fiscal 2007, a decrease of $102.1 million.  During the third quarter of fiscal 2007, the Company finalized its annual goodwill valuation and recorded a goodwill impairment charge of $98.3 million, recorded a charge to write-off certain software assets and a change in the useful life of other existing software assets of $2.1 million, resolved several outstanding lawsuits, claims, costs for corporate matters including the contested Proxy solicitation of $0.7 million and recorded an increase to the trade receivable allowance account of $2.4 million.  These decreases in operating expenses were offset by increases in operating expenses during the third quarter of fiscal 2008 primarily driven by an increase of $1.0 million in personnel-related costs, and related selling, general and administrative expenses, to support our product and service businesses in order to improve customer, vendor and back office support functions.  We also recorded an increase to the trade receivable allowance account of $0.3 million and severance charges of $0.7 million.

Operating expenses as a percentage of revenue were 11.2% for the third quarter of fiscal 2008 compared to 81.9% for the third quarter of fiscal 2007.  Excluding the goodwill impairment charge in the third quarter of fiscal 2007, operating expenses as a percentage of revenue were 13.8%.

Income (Loss) from Operations

Income from operations was $2.0 million in the third quarter of 2008, as compared to a loss of $103.4 million for the same period of 2007. This increase is a result of the increase in gross profit and decrease in operating expenses in the third quarter of 2008, as described above.

Net Interest Income (Expense)

Net interest expense was $225 thousand during the third quarter of 2008 as compared to $105 thousand during the third quarter of 2007. During the third quarter of 2008, the Company had amounts outstanding under its credit facility due to the timing of payments of accounts payables and payroll and collections of receivables.  Additionally, during the third quarter of 2008, we corrected the accounting treatment for floor plan financing, resulting in the recognition of interest charges of $164 thousand for the third quarter of 2008 compared to $175 thousand for the same period in 2007.  The 2007 amounts have been reclassified to reflect this correction. The change in treatment of the floor plan financing was made due to determining that the floor plan financing does provide us with a modest extension of the credit terms over what we might obtain directly with a supplier. We have therefore concluded that cash flows under the floor plan arrangement should be classified as a financing activity. As a result of this change in classification, certain amounts paid under floor plan financings have been charged to interest expense and were reclassified from cost of sales.

Income Tax

For the third quarter of 2008, the Company had no income tax expense or income tax benefit. During the third quarter of fiscal 2008, the Company decreased its tax valuation allowance by $0.7 million for a total allowance of $15.2 million at October 5, 2008. The tax valuation allowance results from the future uncertainty of the Company’s ability to utilize its deferred tax assets.  For the third quarter of fiscal 2008, the $0.7 million decrease in tax valuation reserve offset what would have been an income tax expense; the effective income tax rate would have been 37.9% prior to recording the tax valuation reserve.  The effective income tax rate for the third quarter of fiscal 2007 was 11.3% due to the effect of permanent differences, primarily goodwill impairment, in the calculation of federal income taxes for the period.

Net Income (Loss)

Net income was $1.8 million in the third quarter of fiscal 2008 as compared to a net loss of $91.8 million in the third quarter of 2007, resulting from the factors described above.

Other Third Quarter Financial Information

o	Working Capital	$ 80.0 million
o	Cash Flow Generated by Operating Activities	$ 14.0 million
o	Cash, Cash Equivalents and CD’s	$ 18.4 million
o	Capital Expenditures	$ 0.2 million
o	Outstanding Floor Plan Financing	$ 13.9 million
o	Book Value per Share	$ 7.64

October 5, 2008 YTD versus October 5, 2007 YTD

Total Net Revenues: Total net revenues increased $20.8 million or 4.9% in the first nine months of fiscal 2008 as compared to the same period of fiscal 2007.  For the first nine months of fiscal 2008 and fiscal 2007, the net revenues were $445.4 million and $424.6 million, respectively.

Product revenue was $261.6 million and $280.3 million, respectively, for the first nine months of fiscal 2008 and fiscal 2007. Product revenue decreased $18.7 million, a decrease of 6.7% in the first nine months of fiscal 2008 as compared to the first nine months of fiscal 2007.  This decrease was primarily due to continued delays in product purchases and deployments in several financial services and manufacturing industry accounts as a result of the challenging economic environment.

Service revenue was $183.8 million in the first nine months of fiscal 2008 compared to $144.3 million in the first nine months of fiscal 2007, an increase of $39.5 million or 27.3% from fiscal 2007. The Company groups services revenue into Technical Staffing and Infrastructure Services. Technical Staffing Services support clients’ project requirements, ensures regulatory and customer compliance requirements and fulfills interim and permanent staffing requirements of the staffing projects.  Infrastructure Services help clients optimize the various elements of distributed computing environments.  Encompassing the complete IT lifecycle, these services include desktop and mobile computing, server and network environments.

Technical Staffing revenue was $92.4 million and accounted for approximately 50.3% of total service revenues in the first nine months of fiscal 2008, compared to $59.3 million and 41.1% for the first nine months of fiscal 2007.  This increase is primarily the result of recognizing revenue for the gross billings on subcontractor personnel which historically have been recorded as fee based services in our vendor management business.

Infrastructure Service revenue was $91.4 million and accounted for approximately 49.7% of total service revenues in the first nine months of fiscal 2008, compared to $85.0 million and 58.9% for the first nine months of fiscal 2007.  The increase in revenue is primarily the result of new long-term service engagements started at the beginning of 2008 offset by a decline in short-term project engagements.

Gross Profit:  Gross profit was $53.1 million in the first nine months of fiscal 2008, compared to $48.1 million in the first nine months of 2007. Gross profit margin was 11.9% in the first nine months of fiscal 2008, compared to 11.3% in the first nine months of fiscal 2007.

Product gross profit was $26.0 million for the first nine months of fiscal 2008, compared to $24.7 million for the same period of fiscal 2007. Product gross profit margin increased to 9.9% in the first nine months of fiscal 2008, compared to 8.8% for the same period of fiscal 2007. This increase is due primarily to the improvements as a result of increased rebates from improved tracking of OEM partner promotional initiatives and targeting more profitable growth segments such as networking, server, storage and peripherals.

Service gross profit was $27.1 million for the first nine months of fiscal 2008, compared to $23.4 million in the first nine months of fiscal 2007 for an increase in service gross profit of $3.7 million.  Service gross profit margin decreased to 14.8% in the first nine months of fiscal 2008, compared to 16.2% for the same period of fiscal 2007.

Gross profit from Technical Staffing Services was $9.7 million for the first nine months of fiscal 2008, compared to $9.6 million for the first nine months of fiscal 2007.  Gross profit margin decreased to 10.5% in the first nine months of fiscal 2008 from 16.2% in the first nine months of fiscal 2007.  This decrease in gross margin is primarily the result of recognizing revenue at very low incremental margin for billings on subcontractor personnel which historically have been recorded as fee based services in our vendor management business.

Gross profit from Infrastructure Services was $17.4 million for the first nine months of fiscal 2008 compared to $13.8 million for the first nine months of fiscal 2007 due to the increase in revenue related to new service engagements started at the beginning of 2008.  Gross profit margin increased to 19.0% in the first nine months of fiscal 2008 from 16.2% in the first nine months of fiscal 2007.  This increase in gross profit margin is primarily the result of increased utilization and productivity of infrastructure services technical resources offset by unprofitable customer contracts during the first quarter that were exited during the second quarter.

Operating Expenses

Total operating expenses were $53.3 million in the first nine months of 2008, compared to $149.7 million in the first nine months of 2007, a decrease of $96.4 million.  During the third quarter of fiscal 2007, the Company finalized its annual goodwill valuation and recorded a goodwill impairment charge of $98.3 million, recorded a charge to write-off certain software assets and a change in the useful life of other existing software assets of $2.1 million, resolved several outstanding lawsuits, claims, costs for corporate matters including the contested Proxy solicitation and recorded an increase to the trade receivable allowance account of $5.2 million.  These decreases in operating expenses were offset by increases in operating expenses during the first three quarters of fiscal 2008 primarily driven by an increase of $5.9 million in personnel-related costs, and related selling, general and administrative expenses, to support our product and service businesses and investments to improve customer, vendor and back office support functions. We also recorded an increase to the trade receivable allowance account of $0.9 million, severance charges of $1.4 million, a net charge of approximately $0.5 million to reserve against the collection  of amounts incorrectly billed  by subcontractors in our technical staffing business for years 2005 and 2006,  an increase of $0.3 million for start up expenses related to new engagements; and an increase of $0.2 million related to costs for the retirement of three members of our Board of Directors.

Operating expenses as a percentage of revenue were 12.0% for the first nine months of fiscal 2008 compared to 35.3% for the first nine months of fiscal 2007.  Excluding the goodwill impairment charge during the first nine months of fiscal 2007, operating expenses as a percentage of revenue were 12.1%.

Loss from Operations

Loss from operations was $0.2 million in the first nine months of 2008, as compared to $101.6 million for the same period of 2007. This decrease is primarily the result of an increase in gross profit and decrease in operating expenses for the first nine months of fiscal 2008, as described above.

Net Interest Expense

Net interest expense was $695 thousand during the first nine months of 2008 as compared to $128 thousand during the first nine months of 2007. During the first nine months of 2008, the Company had amounts outstanding under its credit facility due to the timing of payments of accounts payables and payroll and collections of receivables.  Additionally, during the third quarter of 2008, we corrected the accounting treatment for floor plan financing, resulting in the recognition of an interest charge of $488 thousand for the first nine months of 2008 compared to $460 thousand for the first nine months of 2007.  The 2007 amounts presented have been reclassified to reflect this correction. The change in treatment of the floor plan financing was made due to determining that the floor plan financing does provide us with a modest extension of the credit terms over what we might obtain directly with a supplier. We have therefore concluded that cash flows under the floor plan arrangement should be classified as a financing activity. As a result of this change in classification, certain amounts paid under the floor plan financings have been charged to interest expense and were reclassified from cost of sales.

Income Tax

For the first nine months of 2008, the Company had no income tax expense or income tax benefit. During the first nine months of fiscal 2008, the Company increased its tax valuation allowance by $241 thousand for a total allowance of $15.2 million at October 5, 2008. The tax valuation allowance results from the future uncertainty of the Company’s ability to utilize its deferred tax assets.  For the first nine months of fiscal 2008, the $241 thousand increase in tax valuation reserve offset what would have been an income tax benefit; the effective income tax rate would have been 27.0% prior to recording the tax valuation reserve.  The effective income tax rate for the first nine months of fiscal 2007 was 10.8% due to the effect of permanent differences, primarily goodwill impairment, in the calculation of federal income taxes for the period.

Net Loss

Net loss was $0.9 million in the first nine months of 2008 as compared to $90.8 million in the first nine months of 2007, resulting from the factors described above.

CONFERENCE CALL

To participate in a conference call and questions and answer session with senior management regarding the third quarter of fiscal 2008 results, call 1-877-842-7108, using conference identification number 71573120 at 4:30 p.m. (ET) on Wednesday, November 5, 2008. For your convenience, a replay will be available shortly after the call by dialing 1-800-642-1687.

ABOUT POMEROY IT SOLUTIONS, INC.

Pomeroy IT Solutions, Inc. is a leading provider of IT infrastructure solutions focused on enterprise, network and end-user technologies. Leveraging its core competencies in IT Outsourcing and Professional Services, Pomeroy delivers consulting, deployment, operational, staffing and product sourcing solutions through the disciplines of Six-Sigma, program and project management, and industry best practices. Pomeroy's consultative approach and adaptive methodology enables Fortune 2000 corporations, government entities, and mid-market clients to realize their business goals and objectives by leveraging information technology to simplify complexities, increase productivity, reduce costs, and improve profitability. For more information, go to www.pomeroy.com.

FORWARD-LOOKING STATEMENTS

Certain of the statements in the preceding paragraphs regarding financial results constitute forward-looking statements.  These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our markets' actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements, expressed or implied by such forward-looking statements.  These risks, and other factors you should specifically consider, include but are not limited to:  changes in customer demands or industry standards; existing market and competitive conditions, including the overall demand for IT products and services; the nature and volume of products and services anticipated to be delivered; the mix of the products and services businesses; the type of services delivered; the ability to fully utilize personnel and increase the use of higher-margin service employees; the ability to successfully attract and retain customers, sell additional products and services to existing customers; the ability to timely bill and collect receivables; the ability to avoid non-profitable service contracts; the ability to maintain a broad customer base to avoid dependence on any single customer; the need to successfully attract and retain outside consulting services; new acquisitions by the Company; terms of vendor agreements and certification programs and the assumptions regarding the ability to perform there under; the ability to implement the Company's best practices strategies; the ability to manage costs and expenses; the ability to manage risks associated with customer projects; adverse or uncertain economic conditions; loss of key personnel; litigation; and the ability to attract and retain technical and other highly skilled personnel.  In some cases, you can identify forward-looking statements by such terminology as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue", "projects", "intends", "prospects", "priorities", or negative of such terms or other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)
	October 5,	January 5,
	2008	2008
ASSETS

Current Assets:
Cash and cash equivalents	$17,286	$13,282
Certificates of deposit	1,133	1,113

Accounts receivable:
Trade, less allowance of $3,290 and $3,522, respectively	121,131	140,167
Vendor, less allowance of $1,157 and $562, respectively	2,188	11,352
Net investment in leases	100	756
Other	911	1,288
Total receivables	124,330	153,563

Inventories	9,436	15,811
Other	6,540	10,196
Total current assets	158,725	193,965

Equipment and leasehold improvements:
Furniture, fixtures and equipment	16,492	15,180
Leasehold Improvements	5,055	7,262
Total	21,547	22,442

Less accumulated depreciation	12,045	12,645
Net equipment and leasehold improvements	9,502	9,797

Intangible assets, net	1,596	2,017
Other assets	661	805
Total assets	$170,484	$206,584

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)
	October 5,	January 5,
	2008	2008
LIABILITIES AND EQUITY

Current Liabilities:
Floor plan financing	$13,891	$26,328
Accounts payable - trade	41,799	57,016
Deferred revenue	1,982	1,949
Employee compensation and benefits	6,367	10,248
Accrued facility closing cost and severance	1,497	1,678
Other current liabilities	13,163	15,542
Total current liabilities	78,699	112,761

Accrued facility closing cost and severance	-	1,056

Equity:
Preferred stock, $.01 par value; authorized 2,000 shares, (no shares issued or outstanding)	-	-
Common stock, $.01 par value; authorized 20,000 shares, (13,693 and 13,513 shares issued, respectively)	142	140
Paid in capital	93,553	91,399
Accumulated other comprehensive income	25	20
Retained earnings	13,307	14,200
	107,027	105,759
Less treasury stock, at cost (1,683 and 1,323 shares, respectively)	15,242	12,992
Total equity	91,785	92,767
Total liabilities and equity	$170,484	$206,584

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)

(in thousands, except per share data)	Three Months Ended
	October 5,	October 5,
	2008	2007

Net revenues:
Product	$87,401	$96,495
Service	57,806	47,897
Total net revenues	145,207	144,392

Cost of revenues:
Product	78,878	87,349
Service	48,066	42,113
Total cost of revenues	126,944	129,462

Gross profit	18,263	14,930

Operating expenses:
Selling, general and administrative	15,390	18,609
Depreciation and amortization	830	1,367
Goodwill impairment	-	98,314
Total operating expenses	16,220	118,290

Income (loss) from operations	2,043	(103,360)

Interest income	47	169
Interest expense	(272)	(274)
Net interest expense	(225)	(105)

Income (loss) before income tax	1,818	(103,465)
Income tax expense (benefit)	-	(11,671)
Net income (loss)	$1,818	$(91,794)

Weighted average shares outstanding:
Basic	11,994	12,335
Diluted (1)	12,217	12,335

Earnings (loss) per common share:
Basic	$0.15	$(7.44)
Diluted (1)	$0.15	$(7.44)

(1) Dilutive loss per common share for the 3 months ended October 5, 2007 would have been anti-dilutive if the number of weighted average shares outstanding were adjusted to reflect the dilutive effect of outstanding stock options and unearned restricted shares.

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)

(in thousands, except per share data)	Nine Months Ended
	October 5,	October 5,
	2008	2007

Net revenues:
Product	$261,556	$280,304
Service	183,813	144,342
Total net revenues	445,369	424,646

Cost of revenues:
Product	235,542	255,624
Service	156,695	120,958
Total cost of revenues	392,237	376,582

Gross profit	53,132	48,064

Operating expenses:
Selling, general and administrative	50,066	47,759
Depreciation and amortization	3,265	3,636
Goodwill impairment	-	98,314
Total operating expenses	53,331	149,709

Loss from operations	(199)	(101,645)

Interest income	174	700
Interest expense	(869)	(828)
Net interest expense	(695)	(128)

Loss before income tax	(894)	(101,773)
Income tax expense (benefit)	-	(10,952)
Net loss	$(894)	$(90,821)

Weighted average shares outstanding:
Basic	12,016	12,338
Diluted (1)	12,016	12,338

Earnings (loss) per common share:
Basic	$(0.07)	$(7.36)
Diluted (1)	$(0.07)	$(7.36)

(1) Dilutive loss per common share for the nine months ended October 5, 2008 and 2007 would have been anti-dilutive if the number of weighted average shares outstanding were adjusted to reflect the dilutive effect of outstanding stock options and unearned restricted shares.

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended
Cash Flows from (used in) Operating Activities:	October 5, 2008	October 5, 2007
Net loss	(894)	(90,821)
Adjustments to reconcile net loss to net cash flows from (used in) operating activities:
Depreciation and amortization	3,345	4,055
Stock option, restricted stock compensation and employee purchase plan expense	1,842	342
Restructuring and severance	1,388	(921)
Goodwill impairment	-	98,314
Provision for doubtful accounts	900	3,063
Amortization of unearned income	(5)	(31)
Deferred income taxes	-	(9,609)
Loss on disposal of fixed assets	-	1,828
Changes in working capital accounts:
Accounts receivable	27,676	4,721
Inventories	6,375	(3,436)
Other current assets	3,657	(667)
Net investment in leases	661	808
Accounts payable trade	(15,217)	(7,291)
Deferred revenue	33	(296)
Employee compensation and benefits	(3,881)	(1,806)
Other, net	(4,857)	(4,603)
Net operating activities	21,023	(6,350)
Cash Flows used in Investing Activities:
Capital expenditures	(2,629)	(1,898)
Purchases of certificate of deposits	(21)	(27)
Net investing activities	(2,650)	(1,925)
Cash Flows from (used in) Financing Activities:
Net increase (reduction) in floor plan financing	(12,437)	512
Proceeds from exercise of stock options	-	96
Purchase of treasury stock	(2,250)	(405)
Proceeds from issuance of common shares for employee stock purchase plan	313	313
Net financing activities	(14,374)	516
Effect of exchange rate changes on cash and cash equivalents	5	(75)
Increase (decrease) in cash and cash equivalents	4,004	(7,834)
Cash and cash equivalents:
Beginning of period	13,282	13,562
End of period	$17,286	$5,728

POMEROY IT SOLUTIONS, INC.
2007, 2006 and 2005 FINANCIAL STATEMENT RECLASSIFICATIONS
(UNAUDITED)

During fiscal 2008, the Company determined that certain payroll costs previously classified as operating expenses related to service employees directly generating revenues. As such, these payroll costs should have been classified as cost of sales. Also, a portion of the amounts paid under our floor plan financing arrangement should have been classified as interest expense to reflect the financing nature of this transaction.  In addition, as our floor plan financing arrangement is with a third party lender and does provide us with a modest extension of the credit terms over what we might obtain directly with a supplier, we have concluded that cash flows under the floor plan financing arrangement should be classified as a financing activity in our statement of cash flows. The following information discloses the impact of these corrections on our statement of operations for the four quarters of fiscal 2007 as well as for the full fiscal years ended January 5, 2008, 2007 and 2006, and our statement of cash flows for the full fiscal years ended January 5, 2008, 2007 and 2006. These corrections did not change the Company’s reported net income (loss) or earnings (loss) per share for our statement of any of these periods.

(in thousands)	First Quarter of Fiscal 2007			Second Quarter of Fiscal 2007
	As Previously Reported	As Reported First Quarter Fiscal 2008	As Restated Third Quarter Fiscal 2008	As Previously Reported	As Reported Second Quarter Fiscal 2008	As Restated Third Quarter Fiscal 2008
Net revenues	$141,993	$141,993	$141,993	$138,261	$138,261	$138,261
Cost of revenues	118,291	124,752	124,594	116,238	122,653	122,526
Gross profit	23,702	17,241	17,399	22,023	15,608	15,735

Operating expenses	20,861	14,400	14,400	23,434	17,019	17,019

Income (loss) from operations	2,841	2,841	2,999	(1,411)	(1,411)	(1,284)

Net Interest income (expense)	172	172	14	90	90	(37)

Income taxes	1,188	1,188	1,188	(468)	(468)	(468)

Net income	$1,825	$1,825	$1,825	$(853)	$(853)	$(853)

	Third Quarter of Fiscal 2007		Fourth Quarter of Fiscal 2007		2007 Fiscal Year
	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated
Net revenues	$144,392	$144,392	$162,261	$162,261	$586,907	$586,907
Cost of revenues	123,662	129,462	144,731	151,981	502,922	528,563
Gross profit	20,730	14,930	17,530	10,280	83,985	58,344

Operating expenses	124,265	118,290	26,691	19,267	195,251	168,976

Loss from operations	(103,535)	(103,360)	(9,161)	(8,987)	(111,266)	(110,632)

Net Interest income (expense)	70	(105)	119	(55)	451	(183)

Income taxes benefit	(11,671)	(11,671)	12,369	12,369	1,418	1,418

Net loss	$(91,794)	$(91,794)	$(21,411)	$(21,411)	$(112,233)	$(112,233)

	2006 Fiscal Year		2005 Fiscal Year
	As Previously Reported	As Restated	As Previously Reported	As Restated
Net revenues	$592,981	$592,981	$683,670	$683,670
Cost of revenues	500,945	527,823	591,940	616,440
Gross profit	92,036	65,158	91,730	67,230

Operating expenses	89,339	61,853	107,578	82,578

Income (loss) from operations	2,697	3,305	(15,848)	(15,348)

Net Interest income (expense)	(567)	(1,175)	(835)	(1,335)

Income taxes	987	987	(6,021)	(6,021)

Net income (loss)	$1,143	$1,143	$(10,662)	$(10,662)

Impact on Cash Flow from Operating activities:				Impact on Cash Flow from Financing activities:

	2007 Fiscal Year	2006 Fiscal Year	2005 Fiscal Year	2007 Fiscal Year	2006 Fiscal Year	2005 Fiscal Year
As reported	$4,294	$30,101	$(4,428)	$(973)	$(17,285)	$(3,524)
Adjustment for correction of floor plan financing	(9,102)	(1,775)	3,943	9,102	1,775	(3,943)
Corrected Amount	$(4,808)	$28,326	$(485)	$8,129	$(15,510)	$(7,467)